EXHIBIT 23(b)


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and the related Prospectus pertaining to the Coinvestment Plan for the Corporate Finance Group of Bankers Trust Corporation (formerly Bankers Trust New York Corporation), of our report dated January 23, 1997 (except for Note 28, as to which the date is March 6, 1997) and to the incorporation by reference therein, with respect to the 1996 consolidated financial statements of Bankers Trust Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1998, prior to their restatement for the 1997 pooling-of-interest with Alex. Brown Incorporated, filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP

New York, New York
March 23, 1999